Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

LIMBACH HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)
Equity	Common Stock, par value $0.0001 per share	Rule 457(r)
Equity	Preferred Stock, par value $0.0001 per share	Rule 457(r)
Other	Depositary Shares	Rule 457(r)
Debt	Debt Securities	Rule 457(r)
Other	Units	Rule 457(r)
Equity	Warrants	Rule 457(r)
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Total Fees Previously Paid

(1)	Omitted pursuant to Instruction 2.A.iii.c of Form S-3. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee. An indeterminate number of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon settlement, exercise, conversion or exchange of securities offered hereunder, or pursuant to anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable upon settlement, exercise, conversion or exchange of other securities or that are issued in units.